Exhibit 23.5

Williamson Petroleum Consultants, Inc.
550 West Texas Avenue, Suite 300
Midland, Texas 79701-4246
Phone: 432-685-6100
Fax: 432-685-3909
E-Mail: wpc@wpc-inc.com

CONSENT OF INDEPENDENT ENGINEERS

As oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the inclusion of information from our report entitled, “Evaluation of Oil and Gas Reserves to the Interests of Tandem Energy Corporation Effective December 31, 2007 For Disclosure to the Securities and Exchange Commission Williamson Project 7.9253” dated February 25, 2008 and to all references to our firm in the Registration Statement on Form S-1a2 of Platinum Energy Resources, Inc. to be filed with the Securities and Exchange Commission on or about July 17, 2008.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
July 17, 2008